Exhibit 99

HILLENBRAND INDUSTRIES

Financial News Release

Hillenbrand Industries, Inc. Announces Results of Debt Tender Offers

       BATESVILLE, IND, August 13, 2003 – Hillenbrand Industries, Inc. (NYSE: HB)(the “Company”), announced today that the previously announced offers to purchase outstanding debt securities expired at the scheduled expiration time of 5:00 p.m. EDT, on August 11, 2003. The offers to purchase were for any and all of the issues of outstanding debt securities described below at prices calculated at the time a holder agreed to tender. The Company has accepted for purchase all such securities tendered prior to the expiration time on the terms and subject to the conditions of the offers.

As of the expiration time, approximately $157 million in aggregate face amount of outstanding debt securities had been tendered and accepted for purchase, for a total purchase price of approximately $188 million, (including market premium and accrued and unpaid interest on the securities).

The following table indicates the approximate face amounts of the following debt securities tendered prior to the expiration time for the offers:

Description of Securities	Face Amount Tendered
8.50% Debentures due 2011	$52,694,000
7.00% Debentures due 2024	$54,025,000
6.75% Debentures due 2027	$50,227,000

The Company will use cash on hand to finance the purchase of securities tendered pursuant to the offers.

The Dealer Manager for the offers was Citigroup Global Markets.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three businesses have headquarters in Batesville.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Contacts

Financial Analysts and Investors: Wendy Wilson, vice president investor relations, Hillenbrand Industries, 812.934.7670. News Media: Christopher P. Feeney, director public affairs and corporate communications, Hillenbrand Industries, 812.934.8197. www.hillenbrand.com

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